Exhibit 99-b

BLS Investor News


BellSouth Reports Second Quarter Earnings

o  5.1 million long distance customers
o  1.7 million DSL customers
o  25 million Cingular Wireless customers

ATLANTA - BellSouth Corporation (NYSE: BLS) announced second quarter 2004 earnings per share (EPS) from continuing operations of 51 cents, a 4.1 percent increase compared to 49 cents in the second quarter of 2003. See below for special items.

For the quarter, consolidated revenue from continuing operations totaled $5.1 billion, equal to revenue for the same quarter of the previous year. Income from continuing operations was $939 million compared to $908 million in the same quarter a year ago.

Operating free cash flow from continuing operations (defined as net cash provided by operating activities less capital expenditures) totaled $1.3 billion for the second quarter of 2004. Capital expenditures for continuing operations in the second quarter of 2004 were $731 million compared to $677 million in the same period in 2003.

In accordance with Generally Accepted Accounting Principles (GAAP), BellSouth's reported consolidated revenues and consolidated operating expenses from continuing operations do not include the Company's 40 percent share of Cingular Wireless.

Normalized results from continuing operations include BellSouth's 40 percent proportionate share of Cingular's revenues and expenses. Normalized revenue was $6.7 billion, an increase of 1.6 percent versus the second quarter of 2003. Normalized net income was $938 million, an increase of 2.0 percent compared to $920 million in the same quarter a year ago. Normalized EPS was 51 cents in the second quarter of 2004 compared to 50 cents in the same quarter a year ago.

Communications Group
During the second quarter of 2004, long distance and DSL contributed to the slight increase in Communications Group revenue compared to the same period of 2003. Operating margin for the second quarter of 2004 was 25.9 percent compared to 26.3 percent for the full year of 2003 and 25.6 percent for the previous quarter.

BellSouth added 535,000 mass-market long distance customers during the second quarter of 2004. BellSouth now serves over 5.1 million mass-market long distance customers, representing an almost 40 percent penetration of its mass-market base. This increase was driven by unlimited long distance plans and new flat rate calling plans.

For the second quarter, data revenue was $1.1 billion, up 4.8 percent compared to the same quarter of 2003, driven by DSL and wholesale improvements. BellSouth added 120,000 net DSL customers during the second quarter of 2004, for a total of 1.7 million at quarter-end. In April, BellSouth launched a mass-market DSL service that offers download speeds of up to 3 megabits per second.

Total access lines of 21.8 million at June 30 declined 3.7 percent compared to a year earlier.

Residence and business access lines served by BellSouth competitors under UNE-P (unbundled network elements-platform) increased by 216,000 in the second quarter.

Domestic Wireless/Cingular

For the second quarter, Cingular Wireless added 428,000 net cellular/PCS customers bringing its nationwide customer base to 25 million. Subscriber growth was driven by retail postpaid adds, which represented nearly 90 percent of total net adds in the quarter.

BellSouth's share of Cingular's revenue was $1.7 billion in the second quarter of 2004, a gain of 7.3 percent compared to the same quarter a year ago. Revenue growth was driven by a 5.1 percent increase in service revenue, which includes a
110.0 percent increase in cellular/PCS data revenue. Data revenue grew largely due to the rising popularity of text messaging, downloadable ringtones, games and photo messaging. In part due to increased data revenue in the second quarter, Cingular saw stabilizing trends in cellular/PCS ARPU (average revenue per user.) Cingular ARPU was $50.32 down 5.3 percent from the second quarter of 2003 but up 4.9 percent versus the first quarter of 2004. Operating margins improved for the second consecutive quarter increasing 220 basis points to 16.4 percent driven by increased ARPU and lower operating costs.

Cingular completed its nationwide network overlay of next-generation GSM/GPRS technology and is on track to substantially complete its nationwide EDGE high-speed data deployment by the end of the third quarter of this year. GSM provides a strong foundation for deployment of advanced wireless data services and offers customers the widest selection of handsets in the industry.

Advertising & Publishing

Advertising & Publishing revenue was $511 million in the second quarter of 2004, a decrease of 2.7 percent compared to the same quarter a year ago. Operating margin for the second quarter of 2004 was 48.3 percent, a slight improvement over the second quarter of 2003. Segment net income was $150 million compared to $157 million in the second quarter of 2003.

Discontinued Operations: Latin America Group

In March 2004, BellSouth signed a definitive agreement with Telefonica Moviles, the wireless affiliate of Telefonica, S.A., to sell BellSouth's interests in its 10 Latin American operations. The transaction is expected to close in stages, as closing conditions are met, with the closings expected to occur in the second half of 2004.

Following generally accepted accounting principles (GAAP), the Company's financial statements reflect results for the Latin American segment in the line item titled Discontinued Operations.

In the second quarter of 2004, BellSouth reported income from discontinued operations of 3 cents per share compared to 2 cents per share in 2003. Income from discontinued operations was $57 million in the second quarter of 2004.

The BellSouth consolidated Latin American operations added 850,000 customers in the second quarter of 2004 for a total of 11.5 million customers served at quarter-end. Consolidated Latin American operations produced $679 million in revenue for the second quarter of 2004.

Special Items

In the second quarter of 2004, there were no differences between reported GAAP Diluted EPS - Income from continuing operations and Normalized Diluted EPS. The following table explains a difference in the second quarter of 2003:

                                                              2Q04     2Q03

GAAP Diluted EPS - Income from  continuing operations         $0.51    $0.49

Pension / Severance*                                                   $0.01

Normalized Diluted EPS                                        $0.51    $0.50


* Pension/Severance Costs - Costs associated with workforce reductions in 2003.

Communications Group


Total Communications Group revenues increased 0.4 percent for the second quarter of 2004 compared to the second quarter of 2003 with voice revenues down 0.6 percent, data revenues up 4.8 percent, and other revenue declining 4.6 percent. Revenue growth from increased penetration of InterLATA long distance and DSL high-speed Internet access offset revenue loss from retail access lines.

Consumer revenue grew 0.4 percent over the second quarter of 2003. InterLATA long distance and DSL drove the revenue increase, but were offset by revenue declines associated with the loss of 8.7 percent of retail residential access lines. The majority of the decline in access lines represented a shift to wholesale services. Second line disconnects of more than 300,000 lines also contributed to the year-over-year decline. In 2004, consumer has reacquired over 55 percent of lines lost to competitors during the year.

Small Business revenue grew 4.7 percent driven by a strong customer reacquisition program and increased penetration of long distance and DSL. The Small Business unit has successfully reacquired about 2 of every 3 lines lost to competitors during the year. In the second quarter, Small Business lost 2,000 lines, a marked improvement from 2002 and 2003 when access line declines per quarter averaged 39,000 and 12,000, respectively. The second quarter line losses reflected seasonal activity and changes in promotions - we do not consider these results as a reversal of the improving trends we have seen in this market segment.

BellSouth's Large Business revenue declined 2.4 percent in the quarter. Access line loss and pricing pressure were partially offset by growth in complex long distance revenues.

After 8 quarters of revenue decline, Wholesale revenue increased 2.9 percent sequentially. The increase was driven primarily by growth in UNE revenue and wireless transport offset by a decline in switched access revenue as well as pricing pressure on hi-cap circuits.

In June, both the Solicitor General and the FCC announced they would not join any party in an appeal to the Supreme Court of the DC Court of Appeal's March 2004 order vacating many of the FCC's UNE rules. In the same month, Supreme Court Justice Rehnquist denied a Request for Stay of the Circuit Court's March order. Thus, the FCC'S UNE-P rules, among others, expired in mid-June. The expiration triggered a notice and negotiation process with CLECs that could last several months. BellSouth is following processes required by law and by our contracts to amend all CLEC Interconnection Agreements to reflect the current state of the law. BellSouth has committed that it will not unilaterally increase the prices it charges for the mass-market UNE-P, high-capacity loop or transport UNEs before January 1, 2005 for those carriers with current interconnection agreements. The FCC is actively working on new UNE rules, and has indicated that it expects to issue new rules by year-end. Since mid-March, BellSouth has been negotiating with CLECs to reach commercial agreements that will continue to provide CLECs with services they desire to purchase from BellSouth, but at market-based rates. Such commercial agreements have been reached with several CLECs, thereby affording these CLECs certainty and stable rates through 2007. BellSouth believes that, in order for real competition to flourish, it is imperative that these commercial agreements be negotiated by the parties and without regulatory intervention.

Packages

BellSouth AnswersSM communications packages penetrated 31.4 percent of retail primary lines at the end of the second quarter of 2004. These signature packages enable customers to combine local calling plans with long distance, Internet and
- benefiting from BellSouth's ownership in Cingular - wireless services, all on one bill. Over 80 percent of the current 3.7 million BellSouth AnswersSM customers have long distance in their package and over 40 percent have either FastAccess(R) DSL or dial-up Internet service. Over 1.5 million BellSouth AnswersSM customers subscribe to the BellSouth(R) Unlimited AnswersSM package, which allows customers to call anywhere in the US anytime for a flat monthly fee.

Customers receive discounts on additional services, ranging from $5 to $10, by purchasing Complete Choice and unlimited long distance. Customers who purchase Complete Choice (about a $15 buy up from a basic line) will receive a $5 discount on Internet, Cingular Wireless and video services. Customers who add unlimited long distance to Complete Choice (about a $20 buy up) will receive a $10 discount on the same services.

BellSouth AnswersSM customers who have two or more affiliate services - such as long distance, Cingular wireless, DSL or dial-up Internet - increased almost 20 percent sequentially and totaled about one-quarter of all BellSouth AnswersSM customers. Customers with multiple services in their bundle spend more with BellSouth and are less likely to churn. BellSouth AnswersSM customers have an ARPU of over $63.

In early April, BellSouth began adding DIRECTV(R) digital satellite television service to the BellSouth AnswersSM bundles through our web channel. We will broadly roll out DIRECTV(R) later this summer by selling the new service through all distribution channels. With the addition of video, the BellSouth AnswersSM package is one of the most comprehensive bundles in our markets today.

[Graphic inserted here
BellSouth Answers Customers
In millions
2Q03 - 2.1
3Q03 - 2.7
4Q03 - 3.0
1Q04 - 3.4
2Q04 - 3.7]

Long Distance

BellSouth's mass-market long distance growth was strong in the second quarter with the addition of 535,000 customers. At the end of the second quarter, BellSouth had 5.1 million mass-market long distance customers - up 11.6 percent sequentially. Total mass-market penetration was 39.7 percent, representing 39.0 percent of primary residential access lines and 47.8 percent of BellSouth's mass-market small business accounts. Revenues for these long distance services totaled $250 million for the second quarter.

                           LONG DISTANCE PENETRATION

States     # Quarters     Consumer         Business      Total Mass
           Competing     Penetration     Penetration        Market
                                                         Penetration

GA/LA          9            43.4%           51.0%           44.1%

AL/KY/         7            40.3%           48.4%           41.0%
MS/NC/
SC

FL/TN          6            34.9%           45.1%           35.8%

Total                       39.0%           47.8%           39.7%


BellSouth's unlimited long distance offer continues to be a primary driver of growth since its introduction a year ago. The Company's most popular consumer long distance plan, BellSouth Unlimited, has over 1.5 million subscribers comprising one-third of the consumer long distance base. Continued success of BellSouth's Unlimited plan drove total mass-market long distance ARPU - now in a range of $16 to $17. In addition, two simplified MRC (monthly recurring charge) plans - aimed at the middle to low end of the market - have been successful. One plan has a $1 monthly recurring charge with a $0.10 per minute price. A second plan has a $3.95 monthly recurring charge with a $0.05 per minute price. Over 75 percent of second quarter long distance gross adds chose either an Unlimited plan or a simplified MRC plan.

BellSouth booked $49 million in complex long distance revenue in the second quarter of 2004 and more than $90 million year-to-date. Through June 2004, the complex long distance backlog stands at approximately $590 million. This backlog represents an estimated value of the complex long distance business that we have sold but not yet booked as revenue. Customers who spend over $100,000 annually on long distance make up about half of the complex long distance revenue base. BellSouth provides combined voice and data services, including Frame Relay, ATM and Private Line with speeds up to OC-192 to customers in the small and large business segments.

In early July, BellSouth - in only its second year of providing long distance service - was ranked third in customer satisfaction out of 15 long distance providers across the country, according to J.D. Power and Associates 2004 Residential Long Distance Telephone Service StudySM.

BellSouth had the highest scores in Offerings and Promotions and Customer Service. BellSouth's No. 3 ranking in this year's J.D. Power and Associates long distance study represents an improvement over the Company's No. 4 Mainstream ranking (customers spending less than $30 per month) for 2003.

Long Distance Customers
In thousands
2Q03 - 2,786
3Q03 - 3,440
4Q03 - 3,960
1Q04 - 4,596
2Q04 - 5,131]

Voice Revenue Details

Voice revenues decreased 0.6 percent in the quarter as revenue declines from access line share loss were partially offset by growth in interLATA long distance. InterLATA long distance voice revenue was $279 million in the quarter, up from $122 million in the second quarter of 2003.

Total switched access lines declined 3.7 percent year-over-year due primarily to continued demand weakness, share loss and technology substitution. Retail residential lines declined 8.7 percent driven by UNE-P competition. Retail business lines declined 4.7 percent reflecting some seasonality and promotional impacts in small business services and continued demand pressures in large business.

UNE-P net adds of 216,000 were down 28 percent sequentially and 13 percent compared to the second quarter of 2003. However, year-over-year UNE-P lines increased approximately 900,000, contributing pressure to Communications Group revenue growth.

Switched access minutes of use excluding wireless decreased 1.3 percent year-over-year due to access line loss partially offset by the positive impact of unlimited long distance plans.

Broadband and Data Services

Data revenues were $1.1 billion, a 4.8 percent increase compared to the second quarter of 2003. This increase was driven primarily by DSL revenue of $234 million, which grew 40.7 percent over the second quarter of 2003. Complex long distance data revenue growth of $20 million also contributed to the increase in data revenues year-over-year. Data revenues represented 16.7 percent of total BellSouth normalized revenues and 24.2 percent of Communications Group revenues in the quarter. DSL drove retail data revenue growth of 12.7 percent over the second quarter of 2003. Revenue from wholesale data transport services sold to other communications providers, including long distance companies and CLECs, declined 3.4 percent compared to the second quarter of 2003. Stabilizing trends continued in our wholesale business this quarter as sequential wholesale data revenues were up 1.9 percent.

BellSouth offers three broadband speeds to meet the varying needs of our mass-market customers. The original version - BellSouth(R) FastAccess(R) DSL Ultra- runs at speeds of up to 1.5 megabits. Since mid-2003, the Company has offered a lower speed version - BellSouth(R) FastAccess(R) DSL Lite - running at speeds of up to 256 kilobits. DSL Lite accounted for about one-third of second quarter gross additions. In April, the Company began offering BellSouth(R) Fast Access(R) DSL Xtreme, delivering download speeds of up to 3.0 megabits and upload speeds of up to 384 kilobits. BellSouth's broadband offers are among the most competitively priced in its markets. With a qualifying BellSouth AnswersSM package including Complete Choice and unlimited long distance, customers can buy FastAccess DSL Xtreme for as low as $44.95, FastAccess DSL Ultra for as low as $39.95 and FastAccess DSL Lite for as low as $24.95.

BellSouth added 120,000 DSL customers in the second quarter of 2004 compared to 103,000 in the second quarter of 2003, a 16.5 percent growth rate but down from 156,000 net adds in the first quarter of 2004. Second quarter net add performance was impacted by seasonality. BellSouth ended the quarter with over 100,000 3.0 megabits customers, over 70 percent of which upgraded from a lower speed product.

BellSouth ended the quarter with a total of 1.7 million DSL customers representing an increase of 41.9 percent over the second quarter of 2003. DSL penetration increased to 11.1 percent of qualified lines and 8.0 percent of total switched access lines.

[Graphic inserted here
DSL Customers
In thousands
2Q03 - 1,225
3Q03 - 1,336
4Q03 - 1,462
1Q04 - 1,618
2Q04 - 1,738]

BellSouth's broadband coverage reaches over 75 percent of its households and about 85 percent of its high-value customers. The Company's targeted, market-driven deployment of DSL reaches nearly 1,500 central offices and over 16,000 remote terminals.

In early June, BellSouth announced it will begin offering, on a market trial basis, a business class network-hosted voice over IP (VoIP) service in Columbia, South Carolina and Miami, Florida. The Company expects to develop offers in additional metros in the Southeast later this year, based on these trials. The service complements BellSouth's full suite of communications solutions and is designed to meet the needs of businesses that desire the productivity and efficiency benefits of IP without the capital expense and management responsibilities of premise equipment. Customers' voice and data traffic will be carried on the private BellSouth Regional IP Backbone, versus the public Internet, providing the enhanced security, reliability and quality of service that businesses demand. Earlier in the quarter, BellSouth announced the availability of Centrex IP service throughout its markets, another part of BellSouth's plan to utilize VoIP technology to provide innovative and diversified solutions for business customers. Since 2001, BellSouth has provided equipment-based VoIP solutions to its enterprise customers, with hundreds of businesses currently utilizing the services.

Also during the quarter, BellSouth announced the expansion of its business broadband portfolio with the launch of a new wireless router product designed to change the way certain businesses communicate and use the Internet. This offering integrates a DSL modem and a router into a single device with the option of wired or wireless Internet connectivity. Benefits of the wireless router include: built-in firewall protection, simple installation, up to 250 feet of wireless connectivity in all directions and easy adaptation to new systems and applications on the network as the business grows.

BellSouth is consistently recognized for its state-of-the-art data network. As of June 30, BellSouth had over 4.9 million miles of fiber, over 26,000 SONET rings, over 1,000 broadband switches, nearly 250 Dense Wave Division Multiplexing systems and over 50 points of presence on its regional IP backbone network. Approximately 85 percent of all BellSouth DSL qualified loops can support up to a 3.0 megabits downstream DSL rate and 50 percent can support up to 5.0 megabits. BellSouth leads its peer group with over 225 fiber miles per 1,000 access lines. BellSouth has deployed fiber-to-the-curb facilities to about 1 million homes, demonstrating the Company's commitment to network evolution.

[Graphic inserted here
Network Fiber Miles
In thousands
2Q03 - 4,567
3Q03 - 4,656
4Q03 - 4,753
1Q04 - 4,819
2Q04 - 4,911]

Other Communications Group Revenues

Other Communications Group revenues fell 4.6 percent, primarily due to BellSouth's phase-out of its payphone business.

Expenses and Margins

Communications Group operating margin was 25.9 percent, improving 60 basis points over the second quarter of 2003 and 30 basis points sequentially. Cash operating expenses increased 1.1 percent year-over-year driven by increased costs of providing retail long distance services, higher customer acquisition costs and increased labor costs. Higher labor costs resulted from contract driven raises, partially offset by lower force levels. Lower uncollectible costs and, to a lesser degree, the phase-out of the payphone business offset some of the increased expenses. The cost of providing retail long distance services actually declined approximately 5 percent sequentially. As our long distance business has achieved scale, the long distance cash margins are quite healthy, approaching the level of our core services.

Depreciation and amortization expense declined 4.3 percent, primarily driven by declining capex spending since 2000.

Service Excellence

BellSouth continues to differentiate itself from its competitors by providing the highest levels of customer satisfaction in the industry. In late 2003, BellSouth received the highest ranking in J.D. Power and Associates 2003 Local Residential Telephone Service StudySM in the Southeast region. Also, for the third consecutive year, BellSouth achieved the highest ranking in the Yankee Group's Technologically Advanced Family survey of overall satisfaction among residential customers. In broadband, BellSouth received the highest ranking for business broadband data service providers for the second year in a row in the J.D. Power and Associates 2003 Major Provider Business Telecommunications Services StudySM.


Cingular Wireless


--------------------------------------------------------------------------------
Cingular's financial statements can be accessed at
http://www.bellsouth.com/investor
--------------------------------------------------------------------------------

Cingular's second quarter was characterized by improving revenues and strengthening margins. Total revenue was $4.2 billion in the second quarter, representing a 7.3 percent increase over the same quarter last year and a 5.4 percent increase sequentially. A larger customer base and an increasing demand for data services combined to grow service revenue 5.0 percent year-over-year to $3.8 billion.

[Graphic inserted here
Cingular Wireless Cellular/PCS Data ARPU
2Q03 - $0.77
3Q03 - $0.89
4Q03 - $1.03
1Q04 - $1.10
2Q04 - $1.47]

Average revenue per user (ARPU) also improved compared to the first quarter of 2004. Second quarter cellular/PCS ARPU was $50.32, a $2.37 sequential increase boosted by cellular/PCS data revenue as customers increasingly sent and received short text messages, email and photos, and downloaded multi-media entertainment on their wireless devices. Increased plan pricing discipline and seasonal roaming revenue also contributed to the growth in ARPU. Relative to the same quarter in 2003, ARPU decreased 5.3 percent. Year-over-year, ARPU was down primarily due to reduced access and airtime revenues and a higher number of reseller subscribers. Lower roaming rates also contributed to the decline.

Cingular continued to build sales momentum during the quarter with over 2.4 million gross adds, an increase of more than 10 percent over the same quarter last year. The mix of subscriber additions also improved in the second quarter. Retail post-paid subscribers rose 28.6 percent over the first quarter of 2004 and represented almost 90 percent of the 428,000 total second quarter net additions. Churn held steady sequentially, but was up 20 basis points year-over-year.

Operating income as a percentage of total revenue increased again this quarter, rising sequentially by 220 basis points to 16.4 percent. Compared to the first quarter, margins benefited from higher revenue and lower maintenance and retention costs primarily driven by lower upgrade activity. Several customer service initiatives which were rolled out in 2003 and 2004 also drove costs lower in the second quarter by reducing call volumes and improving customer access. Year-over-year, higher minutes of use and increased advertising expense contributed to an operating margin decline of 310 basis points. Cingular's total operating income for the second quarter was $680 million compared to $559 million in the first quarter and $756 million in the second quarter of 2003.

[Graphic inserted here
Cingular Wireless Customers
In millions
2Q03 - 22.6
3Q03 - 23.4
4Q03 - 24.0
1Q04 - 24.6
2Q04 - 25.0]

[Graphic inserted here
Cingular Wireless Operating Margins
Percent
2Q03 - 19.5%
3Q03 - 12.0%
4Q03 -  8.4%
1Q04 - 14.2%
2Q04 - 16.4%]

In February, Cingular and its parent companies announced their intention to purchase all of the outstanding equity of AT&T Wireless. AT&T Wireless shareholders approved the purchase in May. The proposed transaction is currently under review by the U.S. Department of Justice and the Federal Communications Commission. BellSouth expects the merger to close in the fourth quarter of 2004.

Cingular entered into two agreements in the second quarter as it prepares for operations subsequent to the AT&T Wireless transaction. Both agreements are contingent on the completion of the closing of the AT&T Wireless merger. The first accord, signed in May, ended Cingular's wireless service joint venture with T-Mobile USA. In conjunction with the unwind, Cingular agreed to sell its California and Nevada network assets along with certain spectrum in San Francisco, Sacramento and Las Vegas for approximately $2.5 billion.

The second transaction terminated an exclusivity arrangement between AT&T Wireless and Triton PCS in exchange for AT&T Wireless' surrender of equity in Triton. A non-binding letter of intent was also completed that would allow Cingular to exchange AT&T Wireless' properties in North Carolina and Puerto Rico and $175 million for Triton PCS' assets and customers in Virginia.

In tandem with the merger process, Cingular fulfilled its promise to complete its GSM/GPRS overlay and expand its high-speed EDGE coverage area. In June, 100 percent of Cingular's operational POPs resided in GSM-covered areas. With the completion of the overlay, all of Cingular's markets now have access to the latest GSM handsets and applications. EDGE, Cingular's high-speed data technology, was extended to two-thirds of operational POPs by the end of the second quarter. The Company expects to have practically all of its markets covered with EDGE by the end of the third quarter. EDGE enhances GSM/GPRS data speeds by up to three times, offering customers peak downlink speeds of 170 kilobits per second.

Cingular continued to position itself for future wireless data growth when it announced plans to conduct next-generation Universal Mobile Telecommunications System (UMTS) trials in Atlanta this summer. UMTS is based on GSM/GPRS/EDGE technology and supports data rates up to 384 kilobits per second. Cingular is also planning to test an enhanced version of UMTS called High Speed Downlink Packet Access (HSDPA), which will further increase network capacity and offer speeds with peak data rates up to 14.4 megabits per second. This technology will enable wireless delivery of bandwidth-intensive services for business and consumer customers, including high-speed Internet access and wireless audio/video.


Domestic Advertising & Publishing


Total operating revenues for the advertising and publishing group declined 2.7 percent year-over-year, primarily the result of the amortization of revenues from directories issued in the second half of 2003. BellSouth's advertising and publishing group reports its results using the deferral method of accounting, which recognizes revenues and direct expenses ratably over the life of a directory, generally 12 months. The decline in revenues was driven primarily by the weakened economy and media competition. However, contracted sales activity has shown signs of stabilization as local sales have been improving for books that have closed in the first half of 2004, while national sales continue to lag. Continued sales progress is expected to provide stabilized revenues for the remainder of 2004 and to deliver modest revenue growth in 2005. Operating expense decreased 3.3 percent at the end of the quarter compared to the same period in the prior year driven primarily by a $10 million reduction in uncollectible expense. The operating margin was 48.3 percent, a 30 basis point improvement year-over-year. Sequentially, advertising and publishing revenues in the second quarter were flat.

Discontinued Operations - Latin America


BellSouth signed a definitive agreement in March 2004 to sell its interests in its 10 Latin American operations to Telefonica Moviles, the wireless affiliate of Telefonica, S.A.. The purchase price is based on a total enterprise value of the 10 Latin American companies of $5.85 billion. The closings of all 10 operations will generate approximately $3.2 billion in net cash proceeds, after consideration of the $1.0 billion of cash held in these operations, and reduce consolidated debt by $1.4 billion. (Effective with March 31, 2004 reporting, the Latin debt was reclassified into Liabilities of Discontinued operations).

The transaction is subject to governmental approvals and other closing conditions. The approval process is on track, with the first closings anticipated to take place in September and the remainder to occur by the end of the year. BellSouth expects to record a gain on the transaction based on the book value at closing.

Following generally accepted accounting principles (GAAP), the Company's financial statements reflect results for the Latin American segment as Discontinued Operations. The operational results and other activity, including the gain that will be recognized upon disposition, associated with the Latin American segment are presented on one line item in the income statement called Income from Discontinued Operations. BellSouth will no longer include the results related to its Latin American segment in normalized results.

2Q04 Results of Discontinued Operations
(100 percent of seven countries)

Operating revenues rose 20.2 percent year-over-year and 0.3 percent sequentially to $679 million. Net customer additions for the second quarter were 849,000.

Additional Details


Normalized Results

BellSouth's normalized revenue grew 1.6 percent in the second quarter of 2004 compared to the same quarter of 2003. The year-over-year revenue variance was driven by 7.3 percent growth at Cingular, flat revenue in the Communications Group, and a 2.5 percent decline in the advertising and publishing group.

Total normalized cash operating expenses increased 2.3 percent in the quarter driven primarily by increased cost of goods for retail long distance services, increased Cingular gross adds, and increased labor costs impacted by contract driven raises, partially offset by lower force levels and a decline in uncollectible expense. Depreciation and amortization expense declined 1.4 percent, primarily driven by declining wireline capex spending over the past three years, partially offset by increases in capex at Cingular.

Normalized interest expense decreased 9.8 percent driven by debt reduction in the past year. On June 22, BellSouth announced that it will redeem (on Aug. 1, 2004) all of its outstanding $517 million 40-year 7-3/8 percent Quarterly Interest Bonds, due August 1, 2039. BellSouth plans to redeem this debt by using proceeds from the sale of $700 million of debentures.

Capital expenditures for the second quarter were $731 million, an 8.0 percent increase compared to the second quarter of 2003. Capital expenditures as a percent of normalized revenues excluding domestic wireless were 14.5 percent. In the first half of 2004, Bellsouth increase the percent of its Communications Group capital expenditures spent on targeted technologies to 36 percent, up from 25 percent for total 2002 capital expenditures.

During the quarter, the Board of Directors of BellSouth approved a quarterly dividend of 27 cents per common share, an 8 percent increase from the previous level of 25 cents. Over the last nine quarters, BellSouth has increased its quarterly dividend 42 percent from 19 cents to 27 cents per common share.

[Graphic inserted here
Capex to Total Normalized Operating Revenue
Percent
2Q03 - 13.4%
3Q03 - 14.0%
4Q03 - 18.7%
1Q04 - 12.8%
2Q04 - 14.5%
(Capex and Normalized TOR both exclude domestic wireless)]


In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; (v) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and, BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations web site, www.bellsouth.com/investor.

Complete financial statements and the second quarter 2004 earnings press release can be accessed at BellSouth's web site, www.bellsouth.com/investor